Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE:	CONTACT:
Terence R. Montgomery
610-480-8000
terry.montgomery@infrasourceinc.com

Mahmoud Siddig
212-889-4350
mahmoud.siddig@taylor-rafferty.com

INFRASOURCE SERVICES, INC. REPORTS 2005 RESULTS

Fourth quarter revenues increased 16% and net income increased 6% over prior year period
Backlog increased 9% over third quarter 2005

MEDIA, PA – March 1, 2006 – InfraSource Services, Inc. (NYSE:IFS), one of the largest specialty contractors servicing electric, natural gas and telecommunications infrastructure in the United States, today announced its financial results for the fourth quarter and year ended December 31, 2005.

Fourth Quarter Results

Revenues for the fourth quarter 2005 increased $31.0 million, or 16%, to $223.3 million, compared to $192.3 million for the same quarter in 2004. This increase was due to growth in revenues from our electric and telecommunication end markets offset by an expected decline in our natural gas end market revenues.

Net income for the fourth quarter 2005 was $5.8 million, or $0.15 per diluted share, versus net income of $5.5 million, or $0.14 per diluted share, for the fourth quarter last year, an increase of 6%. Excluding the items in the attached table, income as adjusted (non-GAAP) was $6.5 million for the fourth quarter 2005 versus income as adjusted of $5.6 million for the same quarter in 2004, an increase of 16%.

EBITDA from continuing operations (non-GAAP) for the fourth quarter 2005 was $20.1 million compared to $19.7 million for the fourth quarter 2004, an increase of 2%. Excluding the items in the attached table, EBITDA from continuing operations as adjusted (non-GAAP) increased $2.0

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million, or 11%, to $20.6 million for the fourth quarter 2005 versus $18.6 million for the fourth quarter a year ago.

Income as adjusted, EBITA from continuing operations, EBITA from continuing operations as adjusted, EBITDA from continuing operations and EBITDA from continuing operations as adjusted are provided to enhance understanding of our operating performance. Reconciliations of net income to these non-GAAP financial measures are included in the attached tables.

Backlog & New Awards

At the end of the fourth quarter 2005, total backlog was $894 million, a 9% increase compared to the end of the third quarter 2005 and 4% less than at the end of the fourth quarter 2004. The increase in our backlog from the third quarter 2005 to the fourth quarter 2005 is primarily related to additional scopes of work in our telecommunications and electric end markets offset by an expected decline in our natural gas backlog. The decline in our backlog from the fourth quarter 2004 to the fourth quarter 2005 is due primarily to the timing of renewal for natural gas master service agreements, typically every two to three years. Approximately $590 to $610 million of this year-end 2005 backlog is expected to be performed during 2006, an increase of approximately 20% over the comparable figure at the same time last year.

Among our awards during the fourth quarter 2005 were 6 scopes of electric transmission work totaling approximately $56 million, including 2 previously announced transmission projects in Texas. We also performed approximately $14 million of storm-related reconstruction work in the Gulf region during the fourth quarter following Hurricanes Katrina and Rita.

David Helwig, Chief Executive Officer, said, “We are very pleased with our results for the quarter and the sequential increase in our backlog. We continue to believe that we are well positioned to benefit from potential growth in our end markets including opportunities in electric transmission and telecommunications high-bandwidth infrastructures. Our continued efforts to capitalize on the breadth and strength of our complementary services and the level of activity in our end markets are encouraging, as evidenced by the strength of our bidding activity. However, our quarterly revenue and earnings will continue to depend on the timing and scope of contract awards, especially those for large electric transmission lines.”

Twelve Months Financial Review

Revenues for the twelve months ended December 31, 2005 increased $222.9 million, or 35%, to $865.5 million, compared to $642.6 million for 2004. This increase was due to growth in revenues from each of our electric, natural gas, and telecommunication end markets, including organic growth and the full year results of our 2004 acquisitions of EnStructure and Utili-Trax.

Net income for the twelve months ended December 31, 2005 was $13.7 million, or $0.34 per diluted share, versus net income of $9.6 million, or $0.26 per diluted share, for the same period last year, an increase of 43%. Net income for 2005 included an after-tax loss of $5.8 million related to the previously announced underground construction project loss. Excluding the items in the attached table, income as adjusted was $14.0 million for the twelve months ended December 31,

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2005, including the aforementioned underground construction project loss, versus income as adjusted of $19.9 million for the same period in 2004, a decrease of 30%.

EBITDA from continuing operations for the twelve months ended December 31, 2005 was $62.9 million compared to $61.1 million for the twelve months ended December 31, 2004, an increase of 3%. EBITDA from continuing operations for 2005 included the $10.1 million pre-tax loss on the aforementioned underground construction project. Excluding the items in the attached table, EBITDA from continuing operations as adjusted was $59.9 million for the twelve months ended December 31, 2005, including the project loss, versus $68.0 million for the same period a year ago, a decrease of 12%.

Conference Call

InfraSource has scheduled a conference call for March 1, 2006 at 9:00AM EDT to discuss the results for the quarter. This conference call will be webcast live on the InfraSource website at www.infrasourceinc.com by clicking on the investors, webcasts & presentations links. A webcast replay will be available immediately following the call at the same location on the website through February 28, 2007. For those investors who prefer to participate in the conference call by phone, please dial (719) 457-2625. An audio replay of the conference call will be available shortly after the call through March 8, 2006 by calling (719) 457-0820 and using passcode 4839253. For more information, please contact Mahmoud Siddig at Taylor Rafferty at (212) 889-4350.

About InfraSource

InfraSource Services, Inc. (NYSE: IFS) is one of the largest specialty contractors servicing electric, natural gas and telecommunications infrastructure in the United States. InfraSource designs, builds, and maintains transmission and distribution networks for utilities, power producers, and industrial customers. Further information can be found at www.infrasourceinc.com.

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Safe Harbor Statement

Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “will,” “should,” “may,” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. However, these statements are subject to a number of known and unknown risks, uncertainties and other factors affecting our business that could cause our actual results to differ materially from those contemplated by the statements. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) technological, structural and cyclical changes that could reduce the demand for the services we provide; (2) loss of key customers; (3) the impact of variations between actual and estimated costs under our contracts, particularly our fixed-price contracts; (4) our ability to attract and retain qualified personnel; (5) our ability to successfully bid for and perform large-scale project work; (6) work hindrance due to inclement weather events; (7) the award of new contracts and the timing of the performance of those contracts; (8) project delays or cancellations; (9) the failure to meet schedule or performance requirements of our contracts; (10) the uncertainty of implementation of the recently enacted federal energy legislation; (11) the presence of competitors with greater financial resources and the impact of competitive products, services and pricing; (12) successful integration of acquisitions into our business; (13) close out of certain of our projects may or may not occur as anticipated or may be unfavorable to us; and (14) other factors detailed from time to time in our reports and filings with the Securities and Exchange Commission. Except as required by law, we do not intend to update forward-looking statements even though our situation may change in the future.

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INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31, 2004	Three Months Ended December 31, 2005

Contract revenues	$192,347	$223,347
Cost of revenues	163,584	190,593
Gross profit	28,763	32,754

Selling, general and administrative expenses	17,368	20,466
Merger related costs	106	—
Provision for uncollectible accounts	68	11
Amortization of intangible assets	1,361	600
Income from operations	9,860	11,677
Interest income	222	72
Interest expense and amortization of debt discount	(2,017)	(2,285)
Gain on early extinguishment of debt	1,105	—
Other income	113	914
Income before income taxes	9,283	10,378
Income tax expense	3,827	4,454
Income from continuing operations	5,456	5,924
Discontinued operations:
Income (loss) from discontinued operations (net of income taxprovision (benefit) of $9, $(49), respectively)	19	(135)
Gain on disposition of discontinued operation (net of income taxprovision (benefit) of $3 and $(60), respectively)	3	42
Net income	$5,478	$5,831

Basic income per share:
Income from continuing operations	$0.14	$0.15
Income (loss) from discontinued operations	—	—
Gain on disposition of discontinued operation	—	—
Net income	$0.14	$0.15

Weighted average basic common shares outstanding	38,868	39,337

Diluted income per share:
Income from continuing operations	$0.14	$0.15
Income (loss) from discontinued operations	—	—
Gain on disposition of discontinued operations	—	—
Net income	$0.14	$0.15

Weighted average diluted common shares outstanding	39,757	40,141

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended December 31, 2004	Year Ended December 31, 2005

Contract revenues	$642,567	$865,527
Cost of revenues	540,789	761,215
Gross profit	101,778	104,312

Selling, general and administrative expenses	63,915	75,320
Merger related costs	(228)	218
Provision (recoveries) of uncollectible accounts	(299)	156
Amortization of intangible assets	12,350	4,911
Income from operations	26,040	23,707
Interest income	572	426
Interest expense and amortization of debt discount	(10,178)	(8,157)
Loss on early extinguishment of debt	(4,444)	—
Other income	2,366	6,663
Income before income taxes	14,356	22,639
Income tax expense	5,856	9,709
Income from continuing operations	8,500	12,930
Discontinued operations:
Income (loss) from discontinued operations (net of income tax provision (benefit) of $305 and $(674), respectively)	480	(1,033)
Gain on disposition of discontinued operation (net of income tax provision of $410 and $1,372, respectively)	596	1,832
Net income	$9,576	$13,729

Basic income per share:
Income from continuing operations	$0.24	$0.33
Income (loss) from discontinued operations	0.01	(0.03)
Gain on disposition of discontinued operation	0.02	0.05
Net income	$0.27	$0.35

Weighted average basic common shares outstanding	35,172	39,129

Diluted income per share:
Income from continuing operations	$0.23	$0.32
Income (loss) from discontinued operations	0.01	(0.03)
Gain on disposition of discontinued operation	0.02	0.05
Net income	$0.26	$0.34

Weighted average diluted common shares outstanding	36,139	39,943

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2004	2005
ASSETS
Cash and cash equivalents	$21,222	$24,287
Restricted cash	5,000	—
Contract receivables (less allowances for doubtful accounts of $3,305 and $3,184, respectively)	104,840	137,762
Costs and estimated earnings in excess of billings	59,640	84,360
Inventories	9,864	9,183
Deferred income taxes	2,886	4,732
Other current assets	10,781	7,074
Current assets - discontinued operations	10,699	-
Total current assets	224,932	267,398
Property and equipment (less accumulated depreciation of $30,636 and $55,919 respectively)	143,532	144,200
Goodwill	134,478	138,054
Intangible assets (less accumulated amortization of $14,950 and $19,861, respectively)	6,795	1,884
Deferred charges and other assets, net	11,766	10,501
Deferred income taxes	1,187	-
Noncurrent assets - discontinued operations	1,732	—
Total assets	$524,422	$562,037

Current liabilities:
Current portion of long-term debt	$886	$889
Current portion of capital lease obligations	14	-
Other liabilities – related parties	3,904	11,299
Accounts payable	33,342	44,939
Accrued compensation and benefits	17,525	20,092
Other current and accrued liabilities	19,570	20,877
Accrued insurance reserves	26,042	30,550
Billings in excess of costs and estimated earnings	10,728	15,012
Deferred revenues	5,359	6,590
Current liabilities - discontinued operations	8,526	—
Total current liabilities	125,896	150,248
Long-term debt, net of current portion	83,878	83,019
Long-term debt - related party	1,000	—
Deferred revenues	16,935	17,826
Other long-term liabilities – related parties	8,493	420
Deferred income taxes	—	3,370
Other long-term liabilities	4,226	5,298
Non-current liabilities – discontinued operations	11	-
Total liabilities	240,439	260,181

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.001 par value (authorized - 12,000,000 shares; 0 shares issued and outstanding)	—	—
Common stock $.001 par value (authorized - 120,000,000 shares; issued and outstanding – 38,942,728 and 39,396,694, respectively)	39	39
Treasury stock at cost (0 and 29,870, respectively)	—	(137)
Additional paid-in capital	272,954	278,387
Deferred compensation	(329)	(1,641)
Retained earnings	10,911	24,640
Accumulated other comprehensive income	408	568
Total shareholders’ equity	283,983	301,856
Total liabilities and shareholders’ equity	$524,422	$562,037

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

(In thousands)

We believe investors’ understanding of our operating performance is enhanced by disclosing the following non-GAAP financial measures:

•                  Net income, as adjusted (“Income as adjusted”), which we define as GAAP net income, adjusted for certain significant items that, in management’s opinion, are not indicative of our core operating performance;

•                  EBITA from continuing operations before extraordinary items, net (“EBITA from continuing operations”), which we define as net income before discontinued operations, income tax expense, interest expense, interest income and amortization;

•                  EBITA from continuing operations, as adjusted (“EBITA as adjusted”), which we define as EBITA from continuing operations, adjusted for certain significant items that, in management’s opinion, are not indicative of our core operating performance;

•                  EBITDA from continuing operations before extraordinary items, net (“EBITDA from continuing operations”), which we define as EBITA from continuing operations before depreciation; and

•                  EBITDA from continuing operations, as adjusted (“EBITDA as adjusted”), which we define as EBITA as adjusted before depreciation.

The significant non-core items for the periods shown are set forth in the tables below. We believe it is helpful to an understanding of our business to assess the effects of these items on our results of operations in order to evaluate our performance from period to period on a more consistent basis. This presentation should not be construed as an indication that similar charges will not recur or that our future results will be unaffected by other charges and gains we consider to be outside the ordinary course of our business.

We present these non-GAAP financial measures primarily as supplemental performance measures because we believe they facilitate operating performance comparisons from period to period and company to company as they exclude certain items that we believe are not representative of our core operations. In addition, we believe that these measures are used by financial analysts as measures of our financial performance and that of other companies in our industry. Because Income as adjusted, EBITA from continuing operations,  EBITDA from continuing operations, EBITA as adjusted and EBITDA as adjusted facilitate internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use these measures for business planning and analysis purposes, in measuring our performance relative to that of our competitors and/or in evaluating acquisition opportunities. In addition, we use certain of these measures in establishing incentive compensation goals and/or determining compliance with covenants in our senior credit facility. We use EBITA from continuing operations and EBITA as adjusted in addition to our other non-GAAP measures because they include all aspects of our equipment charges, including both operating leases and depreciation from owned equipment. We believe these are important measures for analyzing our performance because they eliminate the variation related to lease versus purchase decisions on capital equipment. Because Income as adjusted, EBITA from continuing operations,  EBITDA from continuing operations, EBITA as adjusted and EBITDA as adjusted have limitations as analytical tools, you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•                  These measures do not reflect our cash expenditures for capital purchases or contractual commitments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect cash requirements for such replacements;

•                  These measures do not reflect changes in, or cash requirements necessary to service interest or principal payments on our indebtedness;

•                  Income as adjusted, EBITA as adjusted and EBITDA as adjusted do not necessarily reflect adjustments for all earnings or charges resulting from matters that we may consider not to be indicative of our core operations; and

•                  Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

(In thousands)

	Three Months Ended December 31, 2004	Three Months Ended December 31, 2005

Net income (GAAP)	$5,478	$5,831

(Income) loss from discontinued operations (net of tax)	(22)	93

Amortization of intangible assets relating to purchase accounting	800	342

Gain on early extinguishment of debt	(649)	—

Stock compensation expenses	—	261

Income as adjusted (a non-GAAP financial measure) (a)	$5,607	$6,527

	Three Months Ended December 31, 2004	Three Months Ended December 31, 2005

Net income (GAAP)	$5,478	$5,831

(Income) loss from discontinued operations (net of tax)	(22)	93

Income tax expense	3,827	4,454

Interest expense	2,017	2,285

Interest income	(222)	(72)

Amortization of intangible assets relating to purchase accounting	1,361	600

EBITA from continuing operations (a non-GAAP financial measure) (a)	12,439	13,191

Gain on early extinguishment of debt	(1,105)	—

Stock compensation expenses	—	457

EBITA as adjusted (a non-GAAP financial measure) (a)	$11,334	$13,648

Depreciation	7,252	6,947

EBITDA from continuing operations (a non-GAAP financial measure) (a)	$19,691	$20,138

EBITDA as adjusted (a non-GAAP financial measure) (a)	$18,586	$20,595

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

(In thousands)

	Year Ended December 31, 2004	Year Ended December 31, 2005

Net income (GAAP)	$9,576	$13,729

Income from discontinued operations (net of tax)	(1,076)	(799)

Litigation judgment reversal	—	(2,162

Amortization of intangible assets relating to purchase accounting	7,312	2,805

IPO related expenses	1,438	—

Loss on early extinguishment of debt	2,631	—

Stock compensation expenses	—	406

Income as adjusted (a non-GAAP financial measure) (a)	$19,881	$13,979

	Year Ended December 31, 2004	Year Ended December 31, 2005

Net income (GAAP)	$9,576	$13,729

Income from discontinued operations (net of tax)	(1,076)	(799)

Income tax expense	5,856	9,709

Interest expense	10,178	8,157

Interest income	(572)	(426)

Amortization of intangible assets relating to purchase accounting	12,350	4,911

EBITA from continuing operations (a non-GAAP financial measure) (a)	36,312	35,281

Litigation judgment reversal	—	(3,785)

IPO related expenses	2,429	—

Loss on early extinguishment of debt	4,444	—

Stock compensation expenses	—	711

EBITA as adjusted (a non-GAAP financial measure) (a)	$43,185	$32,207

Depreciation	24,829	27,661

EBITDA from continuing operations (a non-GAAP financial measure) (a)	$61,141	$62,942

EBITDA as adjusted (a non-GAAP financial measure) (a)	$68,014	$59,868

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

(In thousands)

(a) In prior periods, we adjusted net income and EBITDA from continuing operations for certain other items, which primarily related to historical insurance reserve and acquisition-related adjustments. In our continuing review of our non-GAAP financial measures and related adjustments, we have determined to eliminate these adjustments in our non-GAAP presentations in light of our on-going acquisition strategy and our regular evaluation of our self-insurance reserves. We may incur similar charges in the future that are in the nature of those listed below that we determine are not representative of our core operations and for which an adjustment may be made. These historical adjustments are presented below on a pre-tax basis:

Year ended December 31, 2004
• Insurance reserve adjustment	$0.6 million
• Merger related expenses	(0.2) million
• EnStructure / Utili-Trax severance and personnel expenses	0.6 million
2004 Total	$1.0 Million

Year ended December 31, 2005
• Insurance reserve adjustment	$(1.3) million
• Merger related expenses	0.2 million
• Abandoned acquisition due diligence costs	1.6 million
2005 Total	$0.5 million

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Supplemental Financial Data

(Unaudited)

(In thousands)

Revenues by End Market	Three Months Ended December 31, 2004		Three Months Ended December 31, 2005		Quarter-over-quarter Increase/(decrease)
					$	%
Electric Power
• Transmission	$28,532	14.8%	$48,026	21.5%	$19,494	68.3%
• Substation*	25,025	13.0%	32,385	14.5%	7,360	29.4%
• Other Electric	42,876	22.3%	43,830	19.6%	954	2.2%
	96,433	50.1%	124,241	55.6%	27,808	28.8%
Natural Gas	72,539	37.7%	63,198	28.3%	(9,341)	(12.9)%
Telecommunications	15,926	8.3%	28,926	13.0%	13,000	81.6%
Other	7,449	3.9%	6,982	3.1%	(467)	(6.3)%
	$192,347	100.0%	$223,347	100.0%	$31,000	16.1%

	Year Ended December 31, 2004		Year Ended December 31, 2005		Year-over-year Increase/(decrease)
					$	%
Electric Power
• Transmission	$131,040	20.4%	$160,669	18.6%	$29,629	22.6%
• Substation*	103,287	16.1%	138,646	16.0%	35,359	34.2%
• Other Electric	121,130	18.9%	171,055	19.8%	49,925	41.2%
	355,457	55.3%	470,370	54.3%	114,913	32.3%
Natural Gas	211,901	33.0%	265,513	30.7%	53,612	25.3%
Telecommunications	52,190	8.1%	101,191	11.7%	49,001	93.9%
Other	23,019	3.6%	28,453	3.3%	5,434	23.6%
	$642,567	100.0%	$865,527	100.0%	$222,960	34.7%

* - Previously classified in “Other Electric”.

Note: Percentages may not add due to rounding.

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Supplemental Financial Data

(Unaudited)

(In millions)

Backlog by End Market	September 30, 2005		December 31, 2005		Quarter-over-quarter Increase/(decrease)
					$	%
Electric Power
• Transmission	$157	19%	$184	21%	$27	17%
• Substation*	121	15%	124	14%	3	2%
• Other Electric	41	5%	45	5%	4	10%
	319	39%	353	39%	34	11%
Natural Gas	304	37%	284	32%	(20)	(7)%
Telecommunications	184	22%	233	26%	49	27%
Other	12	1%	24	3%	12	100%
	$819	100%	$894	100%	$75	9%

	December 31, 2004		December 31, 2005		Year-over-year Increase/(decrease)
					$	%
Electric Power
• Transmission	$160	17%	$184	21%	$24	15%
• Substation*	101	11%	124	14%	23	23%
• Other Electric	93	10%	45	5%	(48)	(52)%
	354	38%	353	39%	(1)	(0)%
Natural Gas	387	42%	284	32%	(103)	(27)%
Telecommunications	170	18%	233	26%	63	37%
Other	19	2%	24	3%	5	26%
	$930	100%	$894	100%	$(36)	(4)%

* - Previously classified in “Other Electric”.

Note:  Percentages may not add due to rounding.